 Exhibit 99.1

August 18, 2017

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or the “Company”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of June 30, 2017, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

ANNUAL MEETING OF STOCKHOLDERS

The annual stockholder meeting is scheduled for Thursday, November 9, 2017 at 10:00 am. The annual meeting will again be held at our corporate office located at 2 South Pointe Drive, Suite #100, Lake Forest, CA 92630.

SECOND QUARTER REPORT ON FORM 10-Q

We filed our report on Form 10-Q for the quarter ending June 30, 2017 with the SEC on August 8, 2017. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $565,000 for the six months ended June 30, 2017 compared to $497,000 for the six months ended June 30, 2016. FFO per share was $0.02 for the three months ended June 30, 2017 compared to $0.00 for the three months ended June 30, 2016, and $0.04 for the six months ended June 30, 2017 compared to $0.02 for the six months ended June 30, 2016. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts (“NAREIT”). For further discussion on cash flows and FFO, please refer to the Form 10-Q for the quarter ending June 30, 2017.

LITIGATION UPDATE

The trial date for our ongoing litigation involving our former advisor has been rescheduled for October 11, 2017. As stated in our Securities and Exchange Commission filings, we continue to believe that the plaintiffs’ claims are without merit. We filed motions for summary adjudication on these claims against us, and several of their claims have been stricken by the judge. The Board and management look forward to a prompt resolution of this matter so they can focus their time and the Company’s capital on efforts that we believe will be accretive to shareholder value.

ACQUISITION OF AN ASSISTED LIVING/MEMORY CARE FACILITY IN ARIZONA

We acquired Pennington Gardens Assisted Living and Memory Care facility, located in Chandler, Arizona on July 17, 2017. The facility, acquired for a total purchase price of $13.4 million, consists of a total of 90 licensed beds, and is leased to Compass Senior Living, an operator who leases six other facilities in Summit’s portfolio. The acquisition was made through Summit Chandler, LLC, which is a wholly owned subsidiary of Summit.
Pennington Gardens Assisted Living and Memory Care Facility in Chandler, Arizona

ACQUISITION OF AN INTEREST IN NINE SKILLED NURSING FACILITIES IN CONNECTICUT

On August 10, 2017, we acquired a 10% interest in nine skilled nursing facilities, located in Connecticut, for a total aggregate purchase price of $60 million. The facilities consist of a total of 1,285 licensed beds, and are leased back to the existing operator. The acquisitions were made through a joint venture between a wholly-owned subsidiary of Summit and an affiliate of Fantasia Holdings Group Co., Limited (“Fantasia”). Summit has partnered with Fantasia in prior acquisitions.

As of August 10, 2017, the REIT has ownership interests in 41 senior housing facilities as follows: 100% ownership of six properties, a 95% interest in five properties, a 10% interest in 26 properties, and a 20% interest in four properties.

FREQUENTLY ASKED QUESTIONS

As we have mentioned in our previous update letters, we plan to continually address questions that are frequently asked by our shareholders and their representatives. Below are this quarter’s FAQs and our responses.

I hold my Summit shares in an IRA and have received a notice from my custodian regarding my Required Minimum Distributions (“RMD”). Can I take a distribution and avoid IRS penalties?

About half of our shareholders invested through qualified plans, primarily IRAs. Affected clients may request that the custodian distribute the number of shares to them necessary to meet the RMD. Please be aware that this distribution is a taxable event and the custodian will notify the IRS of the distribution. The shares, once distributed, can be held at ACS or another brokerage firm. Please consult with your tax and/or financial advisor before requesting any distributions from a qualified plan.

When will distributions resume? Why can’t the REIT redeem my shares?

The Board of Directors has discretion as to the reinstatement of distributions and redemptions. The Board looks at many factors including operating income, capital requirements, the overall financial strength of the REIT, and an ongoing analysis of investing excess cash flow to grow the portfolio versus paying distributions to shareholders or resuming redemptions. Please be assured that resuming distributions is a top priority for both the Board and management.

Why does the statement I receive from my broker show a zero balance or N/A for the value of my Summit shares?

We do report to brokers and custodians that we believe the Summit shares are valued at $2.53 a share, but FINRA’s new rule puts limitations on how brokers report non-traded REIT values to their clients. We provide the share value on our client statements, and it can also be found on our Form 10-K on page 28. Please see that Form 10-K for important information about this share value.

If you have any questions, please contact your financial advisor, our investor services and transfer agent team at ACS Securities at (888) 522-1771, or our Director of Communications, Vince Finnegan, at (949) 648-4620. As always, thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2016, and quarterly report for the periods ended March 31, 2017 and June 30, 2017. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.